Exhibit 10.10
Note: Confidential treatment has been requested with respect to certain redacted portions of this agreement that are identified herein by three bracketed asterisks, i.e. [***].  A complete copy of this agreement, including the confidential information has been filed separately with the securities and Exchange Commission.
     ADVENTRX PHARMACEUTICALS, INC.
AND
PHARM-OLAM INTERNATIONAL LTD.
AGREEMENT
     Protocol Number 03-CoFactor™

TABLE OF CONTENTS

Introduction		1
1.	Definitions	1
2.	Interpretation	4
3.	Appointment of Pharm-Olam	4
4.	Pharm-Olam’s Obligations	4
5.	The Company’s Obligations	5
6.	Payment	6
7.	VAT	7
8.	Confidentiality	7
9.	Publication	8
10.	Intellectual Property	8
11.	Warranties	8
12.	Indemnity	8
13.	Insurance	9
14.	Liability	9
15.	Term and Termination	10
16.	Consequences of Termination	10
17.	Sub-Contracting and Assignment	11
18.	Non Solicitation of Staff	11
19.	Variation	11
20.	Relationship of Parties	11
21.	Waiver	12
22.	Severance	12
23.	Force Majeure	12
24.	Entire Agreement	12
25.	Notices	12
26.	Change Of Address	13
27.	Further Assurance	13
28.	Applicable Law	13
Schedule 1: Clinical Trial Protocol
Schedule 2: Division of Responsibilities
Schedule 3: Consideration and Cost Calculation
Schedule 4: Reporting/Collection Timelines

This Agreement is made on the: Tuesday, March 29, 2005
Between:
(1)	Adventrx Pharmaceuticals, Inc., whose principal place of business is at 6725 Mesa Ridge Road, Suite 100, San Diego, CA 92121, U.S.A. (“ADVENTRX”) and

(2)	Pharm-Olam International Ltd., whose principal place of business is at 450 N. Sam Houston Parkway, Suite 250, Houston, TX 77060, U.S.A. (“Pharm-Olam”).
Introduction
(A)	ADVENTRX is involved in the research and development of pharmaceutical products.

(B)	Pharm-Olam is a contract research organization involved in the planning, implementation, managing and conducting of clinical research and clinical trials

(C)	ADVENTRX wishes to engage Pharm-Olam to carry out Services (as hereinafter defined) upon the terms and conditions below, and Pharm-Olam is willing and has agreed to perform such Services.
     The parties hereby agree as follows:
1.	DEFINITIONS

1.1	Words and terms defined in the Protocol shall have the same meaning in this Agreement. In addition, the following words which begin with capital letters have the precise meanings set out below. For the avoidance of doubt, where a defined word or term used in this Agreement is also used in the Protocol, the defined word or term used in this Agreement shall apply:
1.1.1	“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject to whom a Pharmaceutical Product has been administered

1.1.2	“Company Obligations” means the obligations of ADVENTRX set out in the Table of Responsibilities.

1.1.3	“Confidential Information” means any information provided under or in connection with this Agreement from either party to the other including (without limitation) and relating to:
1.1.3.1	Products, the Study and details of this Agreement or the involvement of either party in it;

1.1.3.2	ADVENTRX’S proprietary information, including information relating to its research results, proprietary methods, technologies, processes and products;

1.1.3.3	ADVENTRX’S know how, accounts, budgets, ledgers, account records and other information of ADVENTRX, any Group Company or Pharm-Olam;

1.1.3.4	Documents, letters and memoranda of ADVENTRX, any Group Company or Pharm-Olam;

1.1.3.5	Information (whether or not in writing) which is obtained during or as a consequence of any negotiations or discussions relating to this Agreement; and

1.1.3.6	Information in relation to which any member of the Pharm-Olam and its associated companies owes a duty of confidentiality to a third party, provided that Pharm-Olam notifies ADVENTRX of the confidential nature of that information.

save to the extent that information is Public Information.
1.1.4	“Consideration” means the amounts payable to Pharm-Olam as set out in Schedule 3.

1.1.5	“CRF” means the case report form relating to each subject in the Study.

1.1.6	“Currency” means US dollars, unless otherwise specified.

1.1.7	“Effective Date” means May 1, 2005.

1.1.8	“Final Study Report” means the document prepared at the end of the Study that describes the objectives, design, methodology, statistical analysis, results and conclusions of the Study including the CRFs.

1.1.9	“Force Majeure Event” means an event beyond the reasonable control of the relevant party including without limitation:
1.1.9.1	Strikes, lockouts, or other industrial action taken by the employees of any party or any third party;

1.1.9.2	Civil commotion, embargo, governmental legislation or regulation, riot, invasion, war, threat of preparation of war;

1.1.9.3	Fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster; or

1.1.9.4	The refusal or withdrawal by any relevant governing regulatory body or ethics committee of its approval of the Study.
1.1.10	“Good Clinical Practice” means, a standard for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and that the rights, integrity and confidentiality of trial subjects are protected as are generally accepted as standard in the industry at Effective Date and as specified by World Medical Association Declaration of Helsinki.

1.1.11	“Group” means (as constituted at the date of this Agreement or subsequently):
1.1.11.1	Pharm-Olam;

1.1.11.2	Any subsidiary of Pharm-Olam;

1.1.11.3	Any Company over which Pharm-Olam has control within the meaning of section 840 of the Income and Corporation Taxes Act 1988; and

1.1.11.4	Any Company which is an associated Company of Pharm-Olam as defined in section 13 of the Income and Corporation Taxes Act 1988.
1.1.12	“Investigator(s)” means person(s) responsible for the conduct of a trial at a Study site.

1.1.13	“Life Threatening Event” means an event in which the subject is at serious risk of death at the time of the event;

1.1.14	“Investigational Product” means the product which is the subject of the Study as described in the Protocol.

1.1.15	“Protocol” means a document that describes the objective(s), design, methodology, statistical considerations and organization of the Study as set out at Schedule 1.

1.1.16	“Public Information” means:
1.1.16.1	Information that is generally available to third parties (unless available as a result of a breach of the terms of this Agreement or any other confidentiality undertaking); or

1.1.16.2	Which was lawfully in both parties’ possession prior to the date of this Agreement and not acquired directly or indirectly from the other party.
1.1.17	“Regulatory Requirements” means those laws, regulations and guidelines that are current during the Term and which are applicable to the countries in which the Study is being conducted or are applicable to the class of pharmaceutical product being tested or the clinical specialty involved.

1.1.18	“Serious Adverse Event” means an untoward medical occurrence that at any dose:
1.1.18.1	May produce a congenital anomaly or birth defect;

1.1.18.2	Is a Life Threatening Event;

1.1.18.3	Requires in-patient hospitalization or prolongation of existing hospitalization;

1.1.18.4	Results in death;

1.1.18.5	Results in persistent or significant disability or incapacity.
1.1.19	“Services” means the Service to be provided by Pharm-Olam in connection with the Study as set out in this Agreement including Pharm-Olam’s Obligations.

1.1.20	“Standard Operating Procedures” means Pharm-Olam’s internal procedures in force designed to achieve measured, consistent and controlled performance of a specific function.

1.1.21	“Study” means the Investigational Product trial, details of which are set out in Schedule 1.

1.1.22	“Study Documents” means documents produced by Pharm-Olam in its conduct of the Study necessary for production of the Final Report.

1.1.23	“Division of Responsibilities” means the obligations, requirements and responsibilities of both parties as set out in Schedule 2.

1.1.24	“Term” means the duration of this Agreement as set out in clause 15.

1.1.25	“Timescales” means the times set out in Schedules 1-4 within which the parties intend to perform their respective obligations.

1.1.26	“Pharm-Olam’s Obligations” means the obligations of Pharm-Olam set out in the Division of Responsibilities, Schedule 2.
2.	Interpretation

2.1	Where appropriate, the singular includes the plural and vice versa.

2.2	Unless otherwise stated, any reference to a provision of any legislation or regulation is a reference to that provision as amended, extended or re-enacted by any subsequent legislation.

2.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.4	References to clauses and Schedules are to the clauses of, and schedules to, this Agreement.

2.5	The Schedules are deemed to be incorporated and form part of this Agreement and the term “Agreement” shall be construed accordingly.

3.	appointment of Pharm-Olam

3.1	ADVENTRX hereby appoints Pharm-Olam, and Pharm-Olam agrees to provide, for the Consideration, the Services in accordance with the Protocol.

4.	Pharm-Olam’s Obligations

4.1	Pharm-Olam shall apply to the Study systems of quality control to Standard Operating Procedures to ensure that as far as is reasonably practicable the Study is conducted, that data is generated, recorded and reported, and the last investigative center is closed, in compliance with the Protocol, Good Clinical Practice and all applicable Regulatory Requirements. To the extent that there should be any conflict between the provisions of Regulatory Requirements, Good Clinical Practice, the Protocol and this Agreement in relation to the conduct of the Study, they shall prevail in that order.

4.2	Pharm-Olam shall use all reasonable endeavours to ensure that:
4.2.1	The Services including Pharm-Olam’s Obligations are performed within the Timescales; and

4.2.2	The trial centers, the Investigators and the staff employed by Pharm-Olam and involved in the Study comply with the Protocol, their responsibilities under Good Clinical Practice, and all applicable Regulatory Requirements; and

4.2.3	Patient Recruitment Targets are met within the agreed study timelines. However, there is no implied guarantee contained in this Agreement that Patient Recruitment Targets will be met as this may be subject to factors outside Pharm-Olam’s control.
4.3	Subject to the provisions of Section 4.1, Pharm-Olam shall conduct the Study in accordance with applicable local laws and regulations of the countries in which the Study takes place.

4.4	Before commencement of the Study, Pharm-Olam shall assign to the Study staff and at least one Investigator with suitable experience or training to perform the defined duties and functions required to fulfil the Services. Pharm-Olam shall not change the staff or Investigator assigned to the Study without ADVENTRX’s prior written consent.

4.5	Pharm-Olam shall return all material Study Documents to ADVENTRX following closure of the final investigative center. Pharm-Olam may retain one copy of all relevant documents for its own archiving purposes.

4.6	ADVENTRX shall be entitled upon reasonable written notice of not less than 2 working days, and during normal working hours on any business day convenient to both parties and the investigator to:
4.6.1	Visit and co-monitor any of the Study sites; and

4.6.2	Inspect and audit any of the Study Documents held by Pharm-Olam.
4.7	Pharm-Olam will provide ADVENTRX with written updates on the progress of the Services in accordance with the Timescales, or in default at monthly intervals.

4.8	Pharm-Olam shall notify ADVENTRX in writing of all:
4.8.1	Adverse Events, periodically and at the end of the Study; and

4.8.2	Serious Adverse Events immediately after being aware of it, by phone and faxed report within 24 hours of Pharm-Olam’s discovery of such events.
5.	The Company’s obligations

5.1	ADVENTRX agrees to comply with Company Obligations at its own expense within the Timescales and in any event in a timely manner.

5.2	In particular, ADVENTRX will provide to Pharm-Olam at its own expense all timely help and assistance to Pharm-Olam which may be necessary or useful for the expedient fulfilment of the Services including without limitation provision of:
5.2.1	Investigational Product development information;

5.2.2	Investigational Product use guidelines;

5.2.3	Advice and guidance from ADVENTRX staff, agents and contractors; and

5.2.4	Clinical Trial Materials.

5.2.5	In the event that such assistance is necessary, Pharm-Olam will use all reasonable efforts to advise and inform ADVENTRX of needed assistance with sufficient time such that ADVENTRX can provide the requested assistance in a timely manner, understanding the particular importance of any matters raised as Serious Adverse Events as noted in Schedule 1.

5.3	In the event that the Study is delayed or suspended by ADVENTRX, ADVENTRX will agree to compensate Pharm-Olam for retention of the assigned study personnel on the specific ADVENTRX project. Pharm-Olam will immediately provide ADVENTRX with a list of such assigned study personnel. In such cases the assigned Pharm-Olam study personnel will not be re-assigned unless otherwise informed, in writing, by ADVENTRX. The said compensation will be in addition to the study budget and will be charged at the rates agreed for the period of the Study. The compensation period will last for a maximum of three months. Pharm-Olam will automatically re-assign its staff if the delay is longer than three months. In the event that Study personnel are reassigned to other POI projects or obligations, ADVENTRX is explicitly not responsible for compensation of reassigned personnel, except as to the extent that the reassigned personnel must perform certain limited duties to ensure that the Study will be able to be restarted.
6.	Payment

6.1	During the Term, in consideration of the Services ADVENTRX shall pay Pharm-Olam the Consideration in the manner set out in Schedule 3.
6.1.1	Beginning on the Effective Date, ADVENTRX shall pay equal monthly installments over the duration of the Study as a deposit against the net service fees charged by Pharm-Olam. In the event the reassignment provisions in Section 5.3 of this Agreement are triggered, any remaining deposit is to be applied to any amount ADVENTRX is responsible for under the terms of that reassignment Section.

6.1.2	All payments shall be in US dollars unless otherwise denoted in Schedule 3.

6.1.3	Pharm-Olam shall submit invoices to ADVENTRX on a monthly basis in respect of all fees and expenses due. ADVENTRX shall make full payment of such sums in cleared funds to such bank account in the United States as Pharm-Olam may reasonably specify from time to time, within 30 days of an invoice being submitted, without any deduction, set off or withholding except any tax which ADVENTRX is required by law to deduct or withhold. If ADVENTRX is required by law to make any such tax deduction or withholding, ADVENTRX shall do all things in its power which may be necessary to reasonably enable or assist Pharm-Olam to claim exemption from or, if that is not possible, a credit for the deduction or withholding under any applicable double taxation or similar agreement and from time to time give to Pharm-Olam proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld;

6.1.4	At the end of each calendar quarter, Pharm-Olam shall submit a written report to ADVENTRX detailing the actual work performed by Pharm-Olam in providing the Services during that quarter, itemizing the work as set forth in Schedule 3. In each of May 2006 and May 2007, the parties shall meet to discuss whether the assumptions of Schedule 3 remain valid in light of the work actually performed until then, and shall negotiate in good faith a reasonable readjustment of the amount of the monthly installment should be necessary;
6.1.5	To the extent that any fees, expenses (within maximum 30 days) or other sums due under these terms are not paid by ADVENTRX on the due date, ADVENTRX shall, in addition, pay Pharm-Olam interest on such sums, both before and after any judgment, from the date due until the date on which such sums are actually paid (inclusive) at the rate of 2% over prime base lending rate from time to time;

6.1.6	ADVENTRX shall reimburse Pharm-Olam for all reasonable travelling, hotel subsistence and other expenses incurred by Pharm-Olam in the proper performance of the Services to be provided by Pharm-Olam; and

6.1.7	In the event that these terms may conflict with those in Schedule 3, then those terms stated in Schedule 3 will govern.
7.	VAT

7.1	All sums payable under this Agreement unless otherwise stated are exclusive of VAT and other duties or taxes.

7.2	Any VAT or other duties or taxes payable in respect of such sums shall be payable in addition to such sums.

7.3	Any VAT or other duties or taxes will be noted in Pharm-Olam’s monthly invoices.

8.	Confidentiality

8.1	All documentation and Confidential Information disclosed by each party to the other during the period of this Agreement shall be regarded as between the parties as the property of the disclosing party, shall be kept confidential and shall be used solely and exclusively for the purposes of this Agreement and for no other purpose whatsoever.

8.2	Neither party shall disclose any Confidential Information to any third party other than employees, agents or sub-contractors (including Investigators) duly appointed in accordance with this Agreement and in any event only for the proper performance of their duties. Both parties shall use all reasonable endeavours to ensure that all parties to whom Confidential Information is disclosed conform with the provisions of this clause 8 as if they were party to this Agreement.

8.3	The parties agree fully to adhere to the principles of medical confidentiality in relation to the patients involved in the Study.

8.4	Pharm-Olam may disclose such Confidential Information as necessary pursuant to a legal or regulatory requirement provided that as soon as Pharm-Olam is aware of each of the same, Pharm-Olam expressly notifies ADVENTRX in writing of respectively the requirement and relevant Confidential Information and in sufficient time to allow ADVENTRX to take such measures as may be available to limit the disclosure and preserve the Confidentiality of Information nevertheless required to be disclosed. Pharm-Olam will take all measures necessary to assist ADVENTRX in any effort ADVENTRX makes intended to limit disclosures and preserve Confidential Information.

9.	Publication

9.1	Pharm-Olam agrees not to publish or present results of the Study or to contribute to any paper or article which utilizes any data generated from the Study or any other Confidential Information.

10.	Intellectual Property

10.1	Pharm-Olam acknowledges that, as between ADVENTRX and Pharm-Olam, any and all intellectual property rights that may arise in the Study itself, including Study data, shall belong solely to ADVENTRX.

11.	Warranties

11.1	Pharm-Olam warrants to ADVENTRX that:
11.1.1	It has the authority to enter into this Agreement; and

11.1.2	It will perform the Services with all reasonable skill and care.

11.2	ADVENTRX warrants to Pharm-Olam that:

11.2.1	It has the authority to enter into this Agreement;

11.2.2	All consents and approvals required for the Study (except for the consent of individual patients used in the Study and local research ethics committee approvals) have been obtained and are current and effective as at the Effective Date and shall so remain during the Term: and

11.2.3	It will perform its obligations under this Agreement with all reasonable skill and care.
12.	Indemnity

12.1	Subject to clause 14.2, Pharm-Olam shall indemnify and keep ADVENTRX (and all its officers, servants and agents) fully and effectively indemnified on demand up to a total maximum aggregate liability [***] against all loss, liabilities, damages, costs and expenses (including without limitation reasonable legal fees) suffered or incurred by ADVENTRX as a result of Pharm-Olam’s negligence in performing the Services.

12.2	ADVENTRX shall indemnify and keep Pharm-Olam (and all its officers, servants and agents, the study site and investigators) fully and effectively indemnified up to a total of $10 million against all loss, liabilities, damages, costs and expenses (including without limitation reasonable legal fees) suffered or incurred by Pharm-Olam, the study site and investigators as a result of:
12.2.1	Pharm-Olam’s proper use of the Investigational Product in the Study including any claim that such use infringes the rights of any third party; and

12.2.2	Any wilful misconduct or negligence of ADVENTRX, its employees or contractors in their involvement with the Study;

12.2.3	All the indemnities set out in this clause 12 shall be conditional upon the indemnified party:

12.3.4	Notifying the indemnifying party in writing of any claim or threatened claim;

12.3.5	Making no written admission as to liability in relation to any such claim without the indemnifying party’s approval; and

12.2.6	Providing the indemnifying party with all reasonable assistance in relation to any such claim which the indemnifying party defends subject to the indemnifying party indemnifying the indemnified party against all costs and expenses that the indemnified party incurs in assisting the indemnifying party.
13.	Insurance

13.1	ADVENTRX and Pharm-Olam shall each effect and maintain adequate insurance with a reputable insurer in respect of their respective liabilities under this Agreement during, and for a period of 12 months after the Term.

13.2	Each party shall provide to the other a copy of the relevant insurance policies prior to the execution of this Agreement. Subsequent to the execution of this Agreement, each party shall, upon the request of the other, provide the other,, within 14 days of the same being requested, a certified copy of the insurance policy referred to in clause 13.1 and all amendments and renewals to the policy.

14.	Liability

14.1	Notwithstanding anything else in this Agreement, nothing in this Agreement shall exclude or restrict Pharm-Olam’s liability in respect of death or personal injury caused by its negligence.

14.2	For the avoidance of doubt, Pharm-Olam shall not be liable under this Agreement for any indirect or consequential loss including (without limitation) loss of profits, the value of lost contracts, or damage to goodwill, unless such loss or damage results from Pharm-Olam's gross negligence in providing the Services.

15.	TERM AND TERMINATION

15.1	This Agreement shall commence on the Effective Date and (subject to the early termination provisions of this Agreement) shall continue until such time as the Services are completed.

15.2	Either party may, without prejudice to any rights or remedies which it may have against the other party, by notice in writing to the other party forthwith terminate this Agreement if:
15.2.1	The other party shall be in material breach of any provision of this Agreement and such party has failed to remedy that breach (if capable of remedy) within 30 days after receiving notice of such breach;

15.2.2	An order is made or a resolution passed for the winding up or administration of a party (or if a receiver or administrative receiver is appointed in relation to all or any of the assets of the other party) other than for a voluntary liquidation for the purposes of a bona fide amalgamation or reconstruction;

15.2.3	The other party does or fails to do anything which will entitle any person to apply for any such matter referred to in clause 15.2.2 above to occur;

15.2.4	The other party is unable to pay its debts as and when they fall due or enters into any arrangement for the benefit of, or composition with, its creditors;

15.2.5	The other party ceases or threaten to cease to carry on its business or a substantial part of its business; and

15.2.6	If either party is reasonably of the opinion, after obtaining independent medical advice, that it is in the best interests of the patients involved in the Study for the Study to cease. Such termination shall be effective immediately upon notification by telephone, which shall then be followed by written confirmation;
15.3	ADVENTRX may terminate this Agreement for any reason including but not limited to the occurrence of a Serious Adverse Event upon sixty days’ written notice to Pharm-Olam. In the event of a Serious Adverse Event the parties will take all steps to preclude further liabilities, if any, from arising.

16.	CONSEQUENCES OF TERMINATION

16.1	On the expiry or early termination of this Agreement, such expiry or termination shall be without prejudice to either of the party’s rights that may have already accrued.

16.2	All rights and obligations of the parties on termination or expiry shall cease forthwith except where it is expressly stated otherwise in this Agreement.

16.3	In the event of this Agreement being terminated for reasons other than breach of Agreement by Pharm-Olam, Pharm-Olam shall be entitled to payment of all outstanding monies due including Consideration then due, and in addition all reasonable costs:
16.3.1	Including fees, expenses and disbursements irrevocably incurred and committed up to the date of termination; and

*** Confidential treatment has been requested with respect to this redacted portion of the agreement. A complete copy of this agreement, including this confidential information, has been filed separately with the Securities and Exchange Commission.

16.3.2	Required to complete activities associated with any termination and close out of the services including, for example, any activities necessary to satisfy the requirements of any competent authority.
16.4	Notwithstanding expiry or early termination of this Agreement, the provisions of this clause and clauses 8, 12, 13 18, 20 and 28 shall survive expiry or earlier termination of this Agreement.

16.5	[***]

16.6	Pharm-Olam will retain one copy of all relevant study documentation for its own files. All original study documentation will be returned to ADVENTRX.

17.	Sub-Contracting and Assignment

17.1	This Agreement is personal to Pharm-Olam and ADVENTRX and neither shall without the other’s prior written consent assign or delegate or sub-contract any of its rights or obligations hereunder (consent not to be unreasonably withheld) provided that ADVENTRX may assign the whole or any part of this Agreement to any affiliate or any entity which enters into a licensing or other relationship with Adventrx in connection with the Investigational Product which affiliate or entity shall be bound by the terms and obligations of this Agreement.

18.	Non Solicitation of Staff

18.1	Neither party shall during the term of this Agreement and for a period of twelve months following its termination, either directly or indirectly solicit or entice any employee, contractor or Investigator of the other party with whom it comes into contact as a result of participation on the Study, to be employed by it or any other person, firm or Company and shall not approach any such employee, contractor or Investigator for such purpose or authorize or approve the taking of such action by any other person.

19.	VARIATION

19.1	No variation of this Agreement will be valid unless made in writing and signed by a duly authorized representative of each of the parties.

20.	Relationship of Parties

20.1	Nothing in this Agreement shall be construed as creating a partnership, agency or joint venture between the parties.

21.	WAIVER

21.1	The failure by any of the parties to enforce at any time or for any period any one or more of its rights under this Agreement shall not release the other party to this Agreement from any of the warranties, liabilities or obligations under this Agreement and any failure to enforce shall not be deemed to be a waiver of such rights or of any subsequent right to enforce any or all of the terms and conditions of this Agreement.

22.	SEVERANCE

22.1	If any provision of the Agreement is held by any competent authority to be invalid or unenforceable in whole or in part, the validity of the other provisions of the Agreement and the remainder of the provisions in questions shall not be affected.

23.	FORCE MAJEURE

23.1	Neither party shall be liable to the other for any delay in performance of its respective obligations under this Agreement to the extent that such performance is prevented by a Force Majeure Event.

24.	ENTIRE AGREEMENT

24.1	This Agreement shall constitute the entire agreement between the parties and shall supersede all prior agreements, understandings and arrangements between them, whether oral or written, which relate to the subject matter of this Agreement.

24.2	Each party warrants to the other that it has not been induced to enter into the Agreement by any prior oral or written innocent or negligent misrepresentation.

24.3	Any changes or Amendments to this Agreement require the written consent of both parties.

*** Confidential treatment has been requested with respect to this redacted portion of the agreement. A complete copy of this agreement, including this confidential information, has been filed separately with the Securities and Exchange Commission.

25.	NOTICES

25.1	Any notice to be given pursuant to this Agreement shall be in writing in English and shall be delivered by courier, sent by post or sent by facsimile to the address of the facsimile number of the recipient set out below or as specified by the recipient from time to time in a written notice.

25.2	Any notice given pursuant to this clause 26 shall be deemed to have been received:
25.2.1	In the case of delivery by courier, when delivered;

25.2.2	In the case of sending by post:
25.2.2.1	Where posted in the country of the addressee, on the second working day following posting: and

25.2.2.2	Where posted in any other country on the fifth working day following the day of posting providing, however, that such posting shall always be by airmail; or
25.2.3	In the case of facsimile, on acknowledgement by the recipient’s facsimile receiving equipment on a business day if the acknowledgement occurs before 1700 local time on a business day of the recipient and in any other case on the next following business day.
25.3	All notices to the Company shall be addressed to:

Joan Robbins, Ph.D. Chief Technology Officer Adventrx Pharmaceuticals, Inc. 6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121

Fax:858 552 0876

25.4	All notices to Pharm-Olam shall be addressed to:

Mr. John Hovre Executive Vice-President Pharm-Olam International Ltd. 450 N. Sam Houston Parkway Suite 250 Houston, TX 77060

Fax: 713 463 8281
26.	CHANGE OF ADDRESS

26.1	The parties shall give notice to each other of any change of their address or telephone, facsimile or similar number at the earliest possible opportunity.

27.	FURTHER ASSURANCE

27.1	Both parties shall at their own expense do all acts and execute all deeds and documents as may be necessary validly to transfer and to assure to the other all rights agreed respectively to be granted to the other under this Agreement.

28.	APPLICABLE LAW
28.1 This Agreement shall be governed by and be construed under the laws of the State of New York, without giving effect to its choice-of-law rules.

IN WITNESS of which the parties have signed this Agreement.
For and on behalf of Pharm-Olam International Ltd. the presence of :
/s/ John Hovre
Name: John Hovre
Title: E.V.P.
Date: 9/29/05
For and on behalf of Adventrx Pharmaceuticals, Inc.
in the presence of :
/s/ Carrie Carlander
Name: Carrie Carlander
Title: CFO
Date: 11/15/2005

SCHEDULE 1
CONFIDENTIAL
CLINICAL TRIAL PROTOCOL

PROTOCOL TITLE:	A Multi-Center, Open Label, Parallel Group, Randomised, Phase IIB Clinical Trial to Evaluate the Safety and Efficacy of CoFactor and 5-FU versus Leucovorin and 5-FU in Subjects with Metastatic Colorectal Carcinoma
[***]

*** Confidential treatment has been requested with respect to this redacted portion of the agreement which consists of 60 pages. A complete copy of this agreement, including this confidential information, has been filed separately with the Securities and Exchange Commission.

SCHEDULE 2
Division of Responsibilities
[***]

*** Confidential treatment has been requested with respect to this redacted portion of the agreement which consists of five pages. A complete copy of this agreement, including this confidential information, has been filed separately with the Securities and Exchange Commission.

SCHEDULE 3
CONSIDERATION AND COST CALCULATION
SERVICE FEES
[***]

*** Confidential treatment has been requested with respect to this redacted portion of the agreement which consists of three pages. A complete copy of this agreement, including this confidential information, has been filed separately with the Securities and Exchange Commission.

SCHEDULE 4
Reporting/Collection Timelines
CRF collection CRFs to be sent to Adventrx as complete modules (Period 1 or Period 2)
                       CRFs to be sent to Adventrx on a regular basis and not less than every 4 weeks
                       Last subject CRFs to be sent to Adventrx within 10 days of the last subject visit
Data Resolution Forms Research
Site Visit Reports Finalized Report to be sent to Adventrx within 15 days of a site visit
Status Reports Monthly status reports to be sent to Adventrx on the 25th day of each month

Recruitment	Weekly updates on status of recruitment to be sent to Adventrx by e-mail or fax every Friday